EXHIBIT 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Second Quarter 2006 Results

MIDDLETOWN, OH, July 25, 2006 – AK Steel (NYSE: AKS) today reported net income of $29.1 million, or $0.26 per share of common stock, for the second quarter of 2006. Net sales were a record $1,497.3 million, a 3% increase from the year-ago quarter, on shipments of 1,599,100 tons, compared to 1,610,500 tons shipped in the second quarter of 2005. Operating profit was $63.0 million, or $39 per ton, compared to $74.2 million, or $46 per ton, for the second quarter of 2005. The company said that its average selling price was $936 per ton in the second quarter of 2006, up from $903 per ton in the second quarter of 2005.

In the year-ago period, AK Steel reported net income of $9.0 million, or $0.08 per share, which included a non-cash charge associated with state tax law changes of $29.5 million, or $0.27 per share. Without the charge, second quarter 2005 net income would have been $38.5 million, or $0.35 per share.

“AK Steel’s strong operating and financial performance across the board makes the second quarter of 2006 a defining quarter in what is a defining year for our company,” said James L. Wainscott, chairman, president and CEO. “By the end of the quarter, our temporary workforce was operating nearly every unit at Middletown Works at or above the levels prior to the onset of the labor dispute on March 1. In fact, the plant’s hot-dip galvanizing line set a production record June 23 that is unmatched in the 49-year history of that line.”

Negotiations continue with the AEIF, the independent union representing hourly Middletown Works employees, to reach a competitive new labor agreement following the February 28 expiration of the previous contract. The company said that, despite some movement on the part of the AEIF recently, the parties remain apart on crucial issues such as wages, benefits and workforce restructuring.

“Despite the slow progress in our Middletown contract talks, we continue to make strides to address the total employment cost disadvantage we face relative to our competitors,” said Mr. Wainscott. “For example, during the 2006 second quarter, AK Steel reached an early agreement with United Autoworkers (UAW) Local 4104 on a new, competitive labor contract at the company’s Zanesville (OH) Works.”

In addition, members of UAW Local 3303, which represents about 1,400 production and maintenance employees at AK Steel’s Butler (PA) Works ratified a new labor agreement on July 21. The new six-year-agreement replaces the current contract, which expires September 30, and addresses AK Steel’s strategic goal of improving its total employment costs to be competitive with other steelmakers. The new agreement also addresses health care cost-sharing for existing Butler Works retirees who had been members of the union during their active employment.

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The UAW and AK Steel had jointly agreed to commence early contract talks on June 20, and the parties announced on July 17 that a tentative agreement had been reached. Since 2003, AK Steel has negotiated eight competitive new labor agreements with three different unions representing all of AK Steel’s hourly production and maintenance employees, with the exception of the Middletown Works.

Also during the 2006 second quarter, AK Steel notified about 4,600 of its current retirees that it will modify their health care benefit plans and require them to share in the cost of their health care benefits. Those changes will begin October 1, 2006. Currently, unlike most of the company’s retirees, AEIF retirees do not share in the cost of their health care benefits other than minimal office visit and drug co-pay fees.

Safety, Customer Recognition and Environmental Progress

During the second quarter, Zanesville Works employees received three safety council awards for their exceptional safety performance during 2005, including an award for working the entire year without a lost-time injury.

AK Steel was honored in the quarter with a Gold World Excellence Award from Ford Motor Company. The Gold Award, Ford’s highest supplier recognition, signifies excellence in quality, cost and delivery. AK Steel was the only steel company in the world to receive a Gold Award from Ford.

In April, AK Steel completed Phase Two of a $65 million project to install upgraded and additional air emission control systems at Middletown Works to meet Maximum Achievable Control Technology standards of the federal Clean Air Act. The Phase Two system at the basic oxygen furnace, along with the Phase One system completed last year at the blast furnace, now captures more than 90% of airborne emissions from those facilities.

Six Month Results

For the first six months of 2006, the company reported net income of $35.3 million, or $0.32 per share. Those results are net of total non-cash charges of $2.7 million, or $0.02 per share, reflecting the reduction in value of the company’s deferred tax assets as a result of state tax law changes. Net income for the corresponding 2005 period was $68.2 million, or $0.62 per share, after giving effect to charges of $32.6 million, or $0.29 per share, due to state tax law changes.

First-half 2006 sales were a record $2,933.2 million, compared to $2,877.1 million for the same period in 2005. The company reported an operating profit for the first six months of 2006 of $92.4 million, or $30 per ton, compared to $187.8 million, or $60 per ton, for the prior year period.

During the 2006 second quarter, AK Steel made an early $84 million contribution to the company’s pension trust fund. AK Steel reported that it ended the second quarter of 2006 with $485 million of cash and $528 million of availability under its two credit facilities.

Outlook

AK Steel said that, for the third quarter of 2006, it expects improved results compared to second quarter. Third quarter shipments are expected to be approximately 1,600,000 tons. The company expects contract and spot prices to increase, and operating costs to decline from second quarter levels as a result of higher production levels at Middletown Works.

The lower operating costs and higher selling prices are expected to be partially offset by higher raw material and energy costs. As a result, the company expects to report an operating profit for the third quarter of 2006 in the range of $45 to $50 per shipped ton.

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Analyst Call Reminder

AK Steel will provide live listening access on the Internet to its analyst conference call to be held today at 11:00 a.m. Eastern Time. Access to the webcast will be available from the home page of the company’s Web site at www.aksteel.com. The webcast will be archived on the company’s home page following the call until August 1, 2006.

Safe Harbor Statement

The statements in this release with respect to future earnings reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management.

Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Shipments (000 tons)	1,599.1	1,610.5	3,125.9	3,131.0
Selling price per ton	$936	$903	$938	$918

Net sales	$1,497.3	$1,454.6	$2,933.2	$2,877.1

Cost of products sold	1,333.0	1,278.7	2,637.3	2,485.0
Selling and administrative expenses	52.5	52.1	104.6	104.4
Depreciation	48.8	49.6	98.9	99.9

Total operating costs	1,434.3	1,380.4	2,840.8	2,689.3

Operating profit	63.0	74.2	92.4	187.8

Interest expense	22.1	21.7	44.1	44.1
Other income	5.6	1.4	9.6	6.8

Income before income taxes	46.5	53.9	57.9	150.5

Income tax provision due to state tax law changes	1.2	29.5	2.7	32.6
Income tax provision	16.2	15.4	19.9	49.7

Net income	$29.1	$9.0	$35.3	$68.2

Basic earnings per share:
Net income	$0.27	$0.08	$0.32	$0.62

Diluted earnings per share:
Net income	$0.26	$0.08	$0.32	$0.62

Weighted average shares outstanding:
Basic	109.8	109.8	109.8	109.7
Diluted	110.5	110.3	110.4	110.4

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	June 30, 2006	December 31, 2005

Assets
Current Assets
Cash and cash equivalents	$485.4	$519.6
Accounts and notes receivables, net	665.5	570.0
Inventories, net	839.6	808.4
Other current assets	375.3	348.4

Total Current Assets	2,365.8	2,246.4

Property, plant and equipment	4,999.3	4,985.6
Accumulated depreciation	(2,807.3)	(2,728.1)

Property, plant and equipment, net	2,192.0	2,257.5
Other	967.0	984.0

Total Assets	$5,524.8	$5,487.9

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$479.3	$450.0
Other accruals	271.5	216.4
Current portion of pension & other postretirement benefit obligations	214.0	237.0

Total Current Liabilities	964.8	903.4

Long-term debt	1,115.0	1,114.9
Pension & other postretirement benefit obligations	3,072.7	3,115.6
Other liabilities	130.0	133.5

Total Liabilities	5,282.5	5,267.4

Shareholders' Equity
Common stock - 2006; authorized 200,000,000 shares of $0.01 par value each; 118,747,813 shares issued; 110,063,438 shares outstanding	1.2	1.2
Additional paid-in capital	1,835.1	1,832.1
Treasury stock - 2006; 8,684,375 shares at cost	(124.2)	(123.6)
Accumulated deficit	(1,272.8)	(1,308.1)
Accumulated other comprehensive loss	(197.0)	(181.1)

Total Shareholders' Equity	242.3	220.5

Total Liabilities and Shareholders' Equity	$5,524.8	$5,487.9

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2006	2005

Cash Flow From Operating Activities:
Net income	$35.3	$68.2
Depreciation	98.9	99.9
Amortization	4.6	4.2
Deferred taxes	20.9	76.6
Contributions to the pension trust	(84.0)	(150.0)
Pension and other postretirement benefit expense in excess of payments	17.9	32.8
Working capital	(85.2)	(187.6)
Other	(2.8)	(0.8)

Net Cash Flow From Operating Activities	5.6	(56.7)

Cash Flow From Investing Activities:
Capital investments	(37.6)	(78.4)
Proceeds from draw on restricted funds for emission control expenditures	7.2	20.3
Proceeds from sale or liquidation of assets and investments	1.4	0.4
Restricted cash to collateralize letter of credit	(12.3)	—
Other	(0.2)	0.3

Net Cash Flow From Investing Activities	(41.5)	(57.4)

Cash Flow From Financing Activities:
Proceeds from exercise of stock options	0.5	3.1
Purchase of treasury stock	(0.6)	(0.6)
Other	1.8	(0.9)

Net Cash Flow From Financing Activities	1.7	1.6

Net Decrease in Cash	(34.2)	(112.5)

Cash and Cash Equivalents, Beginning	519.6	377.1

Cash and Cash Equivalents, Ending	$485.4	$264.6

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Tons Shipped by Product (000's)
Stainless/Electrical	266.4	259.4	535.2	515.0
Coated	695.8	814.4	1,447.9	1,584.7
Cold Rolled	219.2	297.3	502.5	564.7
Tubular	47.2	45.6	93.6	90.6

Subtotal Value-added Shipments	1,228.6	1,416.7	2,579.2	2,755.0

Hot Rolled	302.6	123.4	425.5	246.9
Secondary	67.9	70.4	121.2	129.1

Subtotal Non Value-added Shipments	370.5	193.8	546.7	376.0

Total Shipments	1,599.1	1,610.5	3,125.9	3,131.0

Shipments by Product (%)
Stainless/Electrical	16.7%	16.1%	17.1%	16.4%
Coated	43.5%	50.6%	46.3%	50.7%
Cold Rolled	13.7%	18.4%	16.1%	18.0%
Tubular	3.0%	2.8%	3.0%	2.9%

Subtotal Value-added Shipments	76.9%	87.9%	82.5%	88.0%

Hot Rolled	18.9%	7.7%	13.6%	7.9%
Secondary	4.2%	4.4%	3.9%	4.1%

Subtotal Non Value-added Shipments	23.1%	12.1%	17.5%	12.0%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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AK Steel Holding Corporation

(Unaudited)

Supplemental Information

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Reconciliation of net income (dollars in millions)
Net income before charge for state tax law changes	$30.3	$38.0
Provision for state tax law changes	(1.2)	(2.7)

Net income as reported	$29.1	$35.3

Reconciliation of earnings per share
Income per share before state tax law changes	$0.27	$0.34
Income per share for provision for state tax law changes	(0.01)	(0.02)

Net income per share as reported	$0.26	$0.32

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Reconciliation of net income (dollars in millions)
Net income before charge for state tax law changes	$38.5	$100.8
Provision for state tax law changes	(29.5)	(32.6)

Net income as reported	$9.0	$68.2

Reconciliation of earnings per share
Income per share before state tax law changes	$0.35	$0.91
Income per share for provision for state tax law changes	(0.27)	(0.29)

Net income per share as reported	$0.08	$0.62

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